NTN Buzztime Appoints Game Development Expert Michael Gottlieb to the Board

- Jeff Berg and Steve Mitgang Retire from the Board -

CARLSBAD, Calif., November 26, 2019, — NTN Buzztime, Inc. (NYSE American: NTN), appointed game development expert Michael Gottlieb as an independent, non-executive director to its board. The company also announced Jeff Berg and Steve Mitgang have resigned from its board. There were no disagreements between the company and either Mr. Berg or Mr. Mitgang on any matter relating to the company’s operations, policies or practices. The changes are effective November 26, 2019.

Chair Gregg Thomas said, “We are continuing our mission to bring new ideas and energy to our board. Michael was recommended as a director candidate by one of our stockholders as part of our ongoing dialogue with the investor base. His expertise in developing interactive gaming experiences and turning them into successful businesses will bring tremendous value to our board. We believe he will be instrumental as the company increases its emphasis on enhancing the player experience.”

“We also thank Jeff and Steve who have made incredible contributions to Buzztime for over a decade and nine years, respectively. We appreciate their service,” added Mr. Thomas.

Mr. Gottlieb said, “I enjoy playing Buzztime Trivia, and in today’s digital word, we have a great opportunity to introduce more engaging games that ignite our player base. I am excited to join the team and offer my unique skillset to help Buzztime expand its entertainment offering.”

Michael Gottlieb

Michael Gottlieb leads U.S. business development for Digital Gaming Corporation, a computer software company. Prior, he served as the studio head for MahiGaming San Diego, a developer of online and mobile gaming software, and as senior director of game development for Bally Technologies and Scientific Games, gaming manufacturers. Mr. Gottlieb received a B.A. degree from Northern Illinois University.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. Most frequently used in bars and restaurants in North America, the Buzztime tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games. Buzztime’s platform creates connections among the players and venues and amplifies guests’ positive experiences. Buzztime’s in-venue TV network creates one of the largest digital out of home ad audiences in the US and Canada. Buzztime hardware solutions leverages the company’s experience manufacturing durable tablets and charging systems, enabling a diverse group of businesses including corrections, point-of-sale and loyalty with product implementation. Buzztime games have also been recently licensed by other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT:

Kirsten Chapman, LHA Investor Relations, buzztime@lhai.com